EXHIBIT 99

[INFOCROSSING LOGO]


CONTACTS:

Chairman and Chief Executive Officer        Chief Financial Officer
Zach Lonstein                               William McHale
Infocrossing, Inc.                          Infocrossing, Inc.
(201) 840-4726                              (201) 840-4732
zlonstein@infocrossing.com                  wmchale@infocrossing.com

Media Relations                             Investor Relations
Michael Wilczak                             Matthew Hayden
Infocrossing, Inc.                          Hayden Communications, Inc.
(201) 840-4941                              (858) 704-5065
mwilczak@infocrossing.com


                INFOCROSSING REPORTS EARNINGS OF $0.01 PER SHARE
                   FOR THIRD QUARTER ENDED SEPTEMBER 30, 2005



LEONIA, NJ, NOVEMBER 9, 2005 -- INFOCROSSING, INC. (NASDAQ: IFOX) a provider of selective IT outsourcing and business processing solutions announced today financial results for the third quarter ended September 30, 2005.

                                          KEY FINANCIAL RESULTS
                        (All numbers in thousands, except percentages and per share amounts)

                                    THREE MONTHS ENDED SEPTEMBER 30,
                                    2005              2004             Change         %Change
Revenues                            $ 34,094         $ 26,445          $  7,649           29%
EBITDA                              $  4,419         $  5,282          $   (863)         (16%)
Income from operations              $  1,706         $  3,085          $ (1,379)         (45%)
Net income                          $    113         $  2,041          $ (1,928)         (94%)

EPS - diluted                       $   0.01         $   0.10          $  (0.09)         (90%)

Diluted shares                        21,031           21,089               (58)           0%

                                    NINE MONTHS ENDED SEPTEMBER 30,
                                    2005              2004             Change         %Change

Revenues                            $ 106,815        $ 66,232          $ 40,583           61%
EBITDA                              $  17,083        $ 12,402          $  4,681           38%
Income from operations              $   9,079        $  6,474          $  2,605           40%
Net income                          $   2,674        $  2,554          $    120            5%

EPS - diluted                       $    0.12        $   0.13          $  (0.01)          (8%)

Diluted shares                         22,047          19,599             2,448          (12%)




THREE MONTHS ENDED SEPTEMBER 30, 2005

For the third quarter of 2005, Infocrossing reported revenues of $34,094,000, an increase of $7,649,000 or 29%, compared with revenues of $26,445,000 reported for the third quarter of 2004. This growth reflects $11,504,000 of revenue from acquisitions completed in 2004. Excluding acquisitions, revenues declined by $3,855,000 net of growth from new and existing customers.

Gross margin for the third quarter of 2005 was 26.0%, compared with gross margin of 30.0% for the comparable period last year. The reduction is the result of lower revenue without comparable offsetting cost reductions. The Company did not reduce resources because it believes the resources will be redeployed to meet anticipated future growth.

Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased $863,000 or 16% from $5,282,000 for the third quarter of 2004 to $4,419,000 during the third quarter of 2005. EBITDA for the third quarter includes higher professional fees of $524,000 relating to increased compliance costs with respect to the Sarbanes-Oxley Act and increased audit fees related to the growth of the Company. Infocrossing uses EBITDA because it considers such information an important supplemental measure of its operating performance and believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. A reconciliation of EBITDA to net income follows in Appendix A.

Income before taxes for the third quarter was $272,000, a decrease of $1,971,000 compared with Income before taxes of $2,243,000 for the same period last year. Income tax expense was $159,000 for the third quarter of 2005, compared with $202,000 for the third quarter of 2004.

Cash from operations for the third quarter of 2005 was $2,122,000 compared with cash used in operations of $786,000 for the third quarter of 2004. Free cash flow was $791,000 for the third quarter of 2005, compared with cash used of $1,053,000 for the third quarter of last year. Free cash flow ("FCF") is defined as cash flow from operations less cash disbursed for capital expenditures. Infocrossing presents FCF because it considers such information an important supplemental measure of the Company's performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization to us, many of which present FCF when reporting their results. A reconciliation of cash from operations to FCF is presented in Appendix C.

Net income for the current quarter was $113,000, or $0.01 per diluted share, compared with net income of $2,041,000, or $0.10 per diluted share for the comparable quarter last year. The weighted average number of shares and share equivalents used to calculate diluted EPS was 21,031,167 shares for the current quarter compared with 21,088,760 for the comparable quarter last year. The change in share count was a result of exercises of options and warrants net of the repurchase of 50,000 shares of the Company's stock and a decrease in the price of the Company's common stock. The share counts at September 30, 2005 and 2004 do not include shares to be issued upon the potential conversion of the Company's convertible debt, because the effect of such inclusion would be anti-dilutive.

"Our results for the third quarter reflect the continued delays that we have experienced in transitioning our sales pipeline into revenue producing outsourcing engagements, as well as delays in completing the integration of the healthcare claims processing business that we acquired from Verizon in late 2004," stated Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing. "We continue to receive positive indications from several of our current opportunities, but the process for closing sales is taking longer than we would like. We remain optimistic that we will be selected for a number of pending awards. We are also pleased that we have now completed the business consolidation of the Verizon acquisition, and expect to have approximately half of the processing migrated into our data centers by the end of November," Mr. Lonstein added.


NINE MONTHS ENDED SEPTEMBER 30, 2005

Infocrossing reported revenues of $106,815,000 for the nine months ended on September 30, 2005, an increase of $40,583,000, or 61%, compared with revenues of $66,232,000 for the comparable period in 2004. This growth reflects $45,127,000 of revenue from acquisitions completed in 2004. Excluding revenues from acquisitions, revenues declined by $4,544,000, net of growth from new and existing customers.

Gross margin for the first nine months of 2005 was 28.0%, compared with gross margin of 30.0% for the comparable period last year. The reduction is the result of lower revenue without comparable cost reductions. The Company did not reduce resources because it believes the resources will be redeployed to meet anticipated future growth.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) increased by $4,681,000, or 38%, to $17,083,000 for the nine months ended September 30, 2005 from $12,402,000 for the comparable period in 2004. EBITDA for the nine-month period for 2005 includes an unusual addition of $1,000,000 to the allowance for doubtful accounts and higher professional fees of $1,334,000 relating to increased compliance costs with respect to the Sarbanes-Oxley Act and increased audit fees related to the growth of the Company. A reconciliation of EBITDA to net income follows in Appendix A.

Income before taxes increased by $2,140,000 to $4,690,000 for the nine months ended September 30, 2005 from $2,550,000 for the comparable period in 2004. Tax expense was $2,016,000 for the nine months ended September 30, 2005 compared with a tax benefit of $4,000 for the comparable period in 2004. In the fourth quarter of 2004, as a result of the Company's profitability and future outlook, Infocrossing released approximately $12.5 million of a deferred tax valuation allowance. As a result, effective with the first quarter of 2005, the Company began recording income tax expense at statutory rates. Although income taxes were accrued for the period at a rate of 43%, they are payable at a rate of 13.8%.

Cash from operations for the first nine months of 2005 was $15,258,000 compared with cash flow from operations of $79,000 for the first nine months of 2004. Free cash flow (FCF)was $11,555,000 for the first nine months of 2005, compared with cash used of $1,006,000 for the first nine months of 2004. A reconciliation of cash from operations to FCF is presented in Appendix C.

Net income for the nine months ended September 30, 2005 was $2,674,000, or $0.12 per diluted share, compared with net income of $2,554,000, or $0.13 per diluted share for the comparable period in 2004. The weighted average number of shares and share equivalents used to calculate diluted EPS was 22,047,307 shares for the nine months ended September 30, 2005 compared with 19,599,100 shares in 2004. The share count increase was a result of exercises of options and warrants net of the repurchase of 50,000 shares of the Company's stock during the twelve months ended September 30, 2005. The share count at September 30, 2005 does not include shares to be issued upon the potential conversion of the Company's convertible debt, because the effect of such inclusion would be anti-dilutive.

On October 25, 2005, the Company announced that it had entered into a definitive agreement to acquire (i)Structure from Level 3 Communications (NASDAQ: LVLT) for $81.5 million, including approximately $1.5 million of Infocrossing stock. The purchase price is subject to customary working capital and certain other adjustments, including an increase of up to $10 million in cash to reimburse the seller for capital expenditures and certain other costs related to providing services for new customers that are pending installation. Over the ninety days prior to the announcement, (i)Structure had signed new contracts totaling approximately $77 million over contract terms ranging from three to six years in length.

Infocrossing plans to fund the cash portion of the purchase price with a combination of cash on hand, and with the proceeds of a new $70 million debt facility bearing interest at 3% above LIBOR and other financing, including a proposed sale and leaseback of certain assets. In conjunction with the acquisition, the Company has repaid its previous $25 million debt facility, which bore interest at 3% above the prime lending rate. The transaction, which is subject to customary closing conditions, including the receipt of Hart-Scott-Rodino clearance, is expected to close at the end of November or the beginning of December. Infocrossing expects (i)Structure to add at least $76 million in revenues during the twelve months following the closing of the transaction. The Company will hold a conference call after the closing of the acquisition to discuss the impact of the transaction.

In a separate press release issued October 25, 2005, the Company provided revenues, EBITDA and net income guidance for 2006. The Company forecasts revenues for the full year ending December 31, 2006 to be between $239.0 million and $246.0 million. EBITDA for 2006 is projected to be between $43.5 million to $46.1 million, and net income for the period is forecasted to be between $6.8 million to $7.9 million. A reconciliation of net income to EBITDA is included in Appendix B. For the twelve month period, Infocrossing expects free cash flow of between $25.0 million and $29.0 million. A reconciliation of free cash flow to cash flow from operations is included in Appendix C. The forecasts for 2006 include the acquisition of (i)Structure, the effect of the renewal of an agreement with a major Infocrossing client which has committed to a four year extension, the addition of new clients for the Company's IT outsourcing services and growth in the Company's claims processing services driven by the new Medicare Part D prescription drug benefit program.

 "The (i)Structure acquisition is an important step toward achieving our objectives for Infocrossing, and stimulating our growth through IT outsourcing services," Mr. Lonstein stated. "We're especially excited about their recent new contract signings and strong positioning in the marketplace by industry analysts. We believe the greater market awareness and sales synergies resulting from the acquisition will expand our sales pipeline, drive greater revenue growth and enable us to achieve our forecasts for 2006," Mr. Lonstein concluded.

Infocrossing will hold a conference call for investors and analysts on Wednesday, November 9, 2005 at 4:30 p.m. EDT to discuss results for the Company's third quarter of 2005. The call-in number for the live audio call beginning at 4:30 p.m. EDT is 1-973-409-9259. A live web cast of the conference call will also be available on Infocrossing's website at http://www.infocrossing.com. An audio replay of the conference call will be available for seven days beginning from 6:30 p.m. EDT on November 9, 2005, at 973-341-3080. The pass code for the replay is 6678939. A webcast of the conference call will be available for 30 days following the call at http://www.infocrossing.com.

This call is being webcast by ViaVid Broadcasting and can be accessed at Infocrossing's website at www.infocrossing.com. The replay of the webcast may also be accessed for a period of thirty days after the conference call at the Company's website, or through ViaVid at www.viavid.com. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: www.microsoft.com/windows/windowsmedia/en/download/default.asp


EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by us to evaluate and price potential acquisition candidates.


EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and
(c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using EBITDA only supplementally.



Free cash flow ("FCF") is defined as cash flow from operations less cash disbursed for capital expenditures. The Company presents FCF because it considers such information an important supplemental measure of the Company's performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization to us, many of which present FCF when reporting their results.

FCF has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under U.S. Generally Accepted Accounting Principles ("GAAP"). These limitations include that FCF excludes other significant cash flows, such as principal payments on the Company's debts. Because of these limitations, FCF should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using FCF only on a supplemental basis.


ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the acquisition and integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc. and the acquisition and integration of (i)Structure, LLC and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

(financial tables follow)

                        INFOCROSSING, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 THREE MONTHS ENDED SEPTEMBER 30,            NINE MONTHS ENDED SEPTEMBER 30,
                                              ----------------------------------------    ---------------------------------------
                                                    2005                  2004                  2005                  2004
                                              ------------------    ------------------    ------------------    -----------------
                                                            (UNAUDITED)                                (UNAUDITED)
REVENUES                                      $         34,094      $         26,445      $        106,815      $        66,232
                                                 ---------------       ---------------       ---------------       --------------
COSTS and EXPENSES:
   Costs of revenues, excluding
      depreciation shown below                          25,171                18,514                76,524               46,303
   Selling and promotion costs                           1,262                   801                 3,376                2,442
   General and administrative expenses                   3,242                 1,848                 9,832                5,085
   Depreciation and amortization                         2,713                 2,197                 8,004                5,928
                                                 ---------------       ---------------       ---------------       --------------
                                                        32,388                23,360                97,736               59,758
                                                 ---------------       ---------------       ---------------       --------------
INCOME FROM OPERATIONS                                   1,706                 3,085                 9,079                6,474
                                                 ---------------       ---------------       ---------------       --------------

Interest income                                           (276)                 (126)                 (528)                (206)
Fees related to loans repaid                             -                     -                     -                    1,347
Interest expense                                         1,710                   968                 4,917                2,783
                                                 ---------------       ---------------       ---------------       --------------
                                                         1,434                   842                 4,389                3,924
                                                 ---------------       ---------------       ---------------       --------------
 INCOME BEFORE INCOME TAXES                                272                 2,243                 4,690                2,550

Income tax expense (benefit)                               159                   202                 2,016                   (4)
                                                 ---------------       ---------------       ---------------       --------------

NET INCOME                                    $            113      $          2,041      $          2,674      $         2,554
                                                 ===============       ===============       ===============       ==============

BASIC INCOME PER SHARE:
   Net income                                 $           0.01      $           0.11      $           0.13      $          0.15
                                                 ===============       ===============       ===============       ==============
   Weighted average number of common
      shares outstanding                            20,213,613            18,620,252            20,183,031           17,382,089
                                                 ===============       ===============       ===============       ==============

DILUTED INCOME PER SHARE:
   Net income                                 $           0.01      $           0.10      $           0.12      $          0.13
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
       common shares and share equivalents
       outstanding                                  21,031,167            21,088,760            22,047,307           19,599,100
                                                 ===============       ===============       ===============       ==============


         Certain reclassifications were made to prior period amounts to conform to the current presentation.

                        INFOCROSSING, INC. & SUBSIDIARIES
                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                        SEPTEMBER 30,         DECEMBER 31,
                                                                                            2005                  2004
                                                                                       --------------        --------------
                                                                                         (UNAUDITED)
ASSETS
    Cash and equivalents                                                               $     39,247           $     26,311
    Trade accounts receivable, net of allowances for doubtful accounts of
       $1,404 and $249 at September 30, 2005 and December 31, 2004, respectively             19,686                 26,707
    Other current assets                                                                      8,901                  7,733
                                                                                         -----------            -----------

    Total current assets                                                                     67,834                 60,751

Property, equipment and purchased software, net                                              26,459                 25,113
Goodwill                                                                                    104,403                103,177
Other non-current assets                                                                     26,055                 27,609
                                                                                         -----------            -----------
     TOTAL ASSETS                                                                      $    224,751           $    216,650
                                                                                         ===========            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities                                                                $     45,282           $     22,569
    Long-term debt and capitalized lease obligations, net of current portion                 71,979                100,432
    Other long-term liabilities                                                               2,858                  2,412
                                                                                         -----------            -----------
    TOTAL LIABILITIES                                                                       120,119                125,413
Common stockholders' equity                                                                 104,632                 91,237
                                                                                         -----------            -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $    224,751           $    216,650
                                                                                         ===========            ===========

Certain reclassifications were made to prior period amounts to conform to the current presentation.

SUPPLEMENTARY INFORMATION

APPENDIX A
EBITDA RECONCILIATION
The reconciliation of EBITDA with net income for the quarters and nine-month periods ended September 30, 2005 and 2004, respectively, is as follows (in thousands):

                                                 THREE MONTHS ENDED SEPTEMBER 30,            NINE MONTHS ENDED SEPTEMBER 30,
                                              ----------------------------------------    ---------------------------------------
                                                    2005                  2004                  2005                  2004
                                              ------------------    ------------------    ------------------    -----------------

Net income (loss)                             $            113      $          2,041      $          2,674      $         2,554
Add (deduct):
  Income tax provision (benefit)                           159                   202                 2,016                   (4)
  Net interest expense                                   1,434                   842                 4,389                3,924
  Depreciation and amortization                          2,713                 2,197                 8,004                5,928
                                                 ---------------       ---------------       ---------------       --------------
EBITDA                                        $          4,419      $          5,282      $         17,083      $        12,402
                                                 ===============       ===============       ===============       ==============

APPENDIX B
2006 EBITDA RECONCILIATION
The reconciliation of projected EBITDA with projected net income for the full year ending December 31, 2006 is as follows (in thousands):


                                          FULL YEAR ENDING DECEMBER 31, 2006
                                        ----------------------------------------
                                              FROM                   TO
                                        ------------------    ------------------

Net income (loss)                       $          6,800      $           7,900
Add (deduct):
  Income tax provision (benefit)                   4,500                 5,200
  Net interest expense                            10,000                10,400
  Depreciation and amortization                   22,200                22,600
                                           ---------------       ---------------
EBITDA                                 $          43,500     $          46,100
                                           ===============       ===============

APPENDIX C
FREE CASH FLOW RECONCILIATION
The reconciliation of projected cash from operations to free cash flow for the three months and nine months ended September 30, 2005, and the full year ending December 31, 2006 is as follows (in thousands):

                                       RECONCILIATION OF CASH FROM OPERATIONS TO FREE CASH FLOW

                                     PROJECTED YEAR ENDING               NINE MONTHS ENDED                 THREE MONTHS ENDED
                                       DECEMBER 31, 2006                   SEPTEMBER 30,                      SEPTEMBER 30,
                                      LOW              HIGH           2005              2004            2005               2004

Operating Cash Flow                   28,000          32,000          15,258                79            2,122              (786)

Cash capital expenditures,
    including deferred
    software costs                    (3,000)         (3,000)         (3,703)           (1,085)          (1,331)             (267)

Free Cash Flow                        25,000          29,000          11,555            (1,006)             791            (1,053)



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